Exhibit 99.1

Airspan Networks Holdings Inc. Announces NYSE Approval of Compliance Plan

BOCA RATON, Fla.--(BUSINESS WIRE)-- Airspan Networks Holdings Inc. (the “Company”) (NYSE American: MIMO), which provides ground-breaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions, announced that on August 23, 2023, it received a letter from NYSE American LLC (“NYSE American”) stating that NYSE American reviewed and accepted the plan of compliance (the “Plan”) submitted by the Company in response to NYSE’s June 9, 2023 letter informing the Company that it was not in compliance with the continued listing standards set forth in in Sections 1003(a)(i) and (ii) of the NYSE American Company Guide (the “Company Guide”). NYSE’s August 23 letter provides an extension for compliance with Sections 1003(a)(i) and (ii) of the NYSE American Company Guide until December 9, 2024. The NYSE American staff will review the Company periodically for compliance with the initiatives outlined in the Plan. If the Company is not in compliance with the continued listing standards by December 9, 2024, or if the Company does not make progress consistent with the Plan during the Plan period, the NYSE American staff will initiate delisting proceedings as appropriate.

As previously disclosed, the Company also received written notice (the “Notice”) on July 10, 2023 from NYSE American stating that it is not in compliance with the continued listing standard set forth in Section 1003(f)(v) of the Company Guide because the Company’s common stock was selling for a substantial period of time at a low price per share, which NYSE American determined to be a 30-trading day average of less than $0.20 per share. The Notice stated that the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which NYSE American has determined to be no later than January 10, 2024. However, NYSE American may take an accelerated delisting action that would pre-empt the cure period in the event that the common stock trades at a level viewed to be abnormally low. The Plan and the extension date referred to above do not apply to the January 10, 2024 deadline for the Company to comply with Section 1003(f)(v) of the Company Guide. The Company may elect to regain compliance with Section 1003(f)(v) of the Company Guide by effecting a reverse stock split if necessary.

The Company will continue to be included in the list of NYSE American noncompliant issuers, and the below compliance (“.BC”) indicator will continue to be disseminated with the Company’s ticker symbol. The Company’s receipt of the Letter and Notice from the NYSE American does not affect the Company’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, Air-to-Ground, and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

Investor Relations Contact:
Brett Scheiner
561-893-8660
IR@airspan.com

Media Contact:
mediarelations@airspan.com